Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of September 27, 2021 (the “Effective Date”) by and between S&W Seed Company, a Nevada corporation (the “Company”) and Matthew K. Szot (“Executive”).  Together, Executive and the Company are sometimes referred to as the “Parties.”  Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 9 below.

WHEREAS, the Executive serves as the Company’s Executive Vice President of Finance and Administration and Chief Financial Officer;

WHEREAS, the Parties previously entered into and operated under the terms of that certain Employment Agreement dated as of April 24, 2019 (“Prior Agreement”);

WHEREAS, the Company desires for Executive to continue to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such services, as set forth in this Agreement;

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement such that this Agreement provides all of the terms and conditions of Executive’s continued employment with the Company as of the Effective Date.

NOW THEREFORE, in consideration of the material advantages accruing to the two Parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, the Company and Executive:

1.Duties and Scope of Employment.

(a)Positions and Duties.  Executive will continue to serve, at the pleasure of the Company’s Board of Directors (the “Board”), as Executive Vice President of Finance and Administration and Chief Financial Officer of the Company and shall report to the Company’s Chief Executive Officer or such other senior Company officer as may be designated by the Board.  In the capacities of Executive Vice President of Finance and Administration and Chief Financial Officer, Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company. The employment relationship between the Parties shall continue to be governed by the general employment policies and practices of the Company, as adopted or modified from time to time in the Company’s discretion, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

(b)Location.  Executive’s primary work location shall be in San Diego, California; provided, however, that the Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary work location from time to time, and to require reasonable business travel, including but not limited to the Company’s office in Longmont, Colorado.

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(c)Obligations.  During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer or Board; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization and serve on the board(s) set forth on Schedule A attached hereto, provided such services do not materially interfere with Executive’s obligations to the Company.  After the date of this Agreement, Executive shall seek the approval of the Company’s Compensation Committee before accepting or seeking any further positions.  Executive shall also do the same with any outside paid employment/consulting positions.  Executive represents that Executive is not subject to any non-competition, confidentiality, trade secrets or other agreement(s) that would preclude, or restrict in any way, Executive from fully performing Executive’s services hereunder during Executive’s employment with the Company.

2.At-Will Employment.  Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, with or without Cause (as defined below) or advance notice.

3.Term of Agreement.  This Agreement is effective as of the Effective Date and, and shall continue until terminated in accordance with Sections 6 and 7 below. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

4.Compensation.

(a)Base Salary.  The Company will continue to pay Executive an annual salary of $325,000 as compensation for Executive’s services (such annual salary, as is then effective, to be referred to herein as “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.  Executive’s Base Salary will be subject to review by the Compensation Committee of the Board, or any successor thereto (the “Compensation Committee”) not less than annually, and increases will be made in the discretion of the Compensation Committee.  Subsequent changes in Executive’s Base Salary shall not require an amendment to this Agreement, provided that the change is documented in a resolution duly adopted by the Compensation Committee.

(b)Target Cash Bonus.   Executive is eligible to earn a target cash bonus of 75% of Executive’s Base Salary (the “Target Cash Bonus”) for each fiscal year; provided, however, that any Target Cash Bonus actually paid to Executive shall not exceed 100% of Executive’s Base Salary, except as provided in Section 7(b) below.  The exact amount of the Target Cash Bonus shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole and absolute discretion based on achievement of personal and Company target goals that are mutually agreed upon by the Compensation Committee and Executive each fiscal year.  The amount of any Target Cash Bonus and the target goals will be subject to review annually, and such changes shall not require an amendment to this Agreement; provided, however, that any such changes are documented in a resolution duly adopted by the Compensation

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Committee. The Target Cash Bonus, if any, will accrue and be paid on such date as determined by the Board or Compensation Committee, subject to Executive’s continued service through such date.

(c)Target RSU Bonus.  Executive is eligible to earn a restricted stock unit award (the “RSU Bonus”) with a target cash value of $65,000 for each fiscal year (such target amount, the “Target RSU Bonus”); provided, however, that the maximum cash value of any such RSU Bonus shall not exceed $130,000, except as provided in Section 7(b) below.  The exact amount of the RSU Bonus shall be determined by the Compensation Committee in its sole and absolute discretion based on achievement of personal and Company target goals that are mutually agreed upon by the Compensation Committee and Executive each fiscal year.  The amount of any RSU Bonus and the target goals will be subject to review annually, and such changes shall not require an amendment to this Agreement; provided, however, that any such changes are documented in a resolution duly adopted by the Compensation Committee. The RSU Bonus, if any, will accrue and be paid on such date as determined by the Board or Compensation Committee, subject to Executive’s continued service through such date.  The RSU Bonus will be governed by and subject to the terms and conditions set forth in the Company’s 2019 Equity Incentive Plan (“Plan”) and related restricted stock unit agreement, which Executive will be required to execute. Except as otherwise expressly provided in this Agreement, the shares subject to the RSU Bonus shall vest quarterly over a three-year period, subject to Executive’s Continuous Service (as defined in the Plan) as of each such vesting date.

(d)Target Stock Option Bonus.  In the discretion of the Compensation Committee, Executive is eligible to earn a stock option award (the “Stock Option Bonus”) with a target cash value (based on the Black-Scholes valuation model and related assumptions used by the Company for financial accounting purposes) of $200,000 for each fiscal year (such target amount, the “Target Stock Option Bonus”); provided, however, that the maximum cash value of any such Stock Option Bonus shall not exceed $300,000, except as provided in Section 7(b) below.  The exact amount of the Stock Option Bonus shall be determined by the Compensation Committee in its sole and absolute discretion.  The Stock Option Bonus, if any, will be paid on such date as determined by the Board or Compensation Committee, subject to Executive’s continued service through such date.  The Stock Option Bonus will be governed by and subject to the terms and conditions set forth in the Plan and related form of stock option agreement, which Executive will be required to execute.  Except as otherwise expressly provided in this Agreement, the shares subject to the Stock Option Bonus shall vest quarterly over a three-year period, subject to Executive’s Continuous Service (as defined in the Plan) as of each such vesting date.

(e)Other Equity Incentive Compensation.  Executive shall be eligible to participate in the Company’s equity incentive plans, as in effect from time to time, and shall be considered for grants and awards at such times and in such amounts as shall be deemed appropriate by the Compensation Committee, in its sole discretion.

(f)Employment Taxes.  All of Executive’s compensation and payments under this Agreement shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

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(g)Stock Ownership Guidelines.  Executive shall be subject to, and shall comply with, the Company’s stock ownership guidelines, including compliance with its Insider Trading Policy, including the Addendum thereto, and with Section 16 of the Securities Exchange Act of 1934, as amended.

5.Executive Benefits

(a)Generally.  Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company, as such plans, policies, and arrangements may exist from time to time.

(b)Vacation.  Executive will be entitled to receive paid annual vacation in accordance with Company policy.

(c)Life Insurance.  The Company shall maintain a term life insurance policy for the benefit of Executive’s beneficiaries in the event of Executive’s death with the following policy limits: In the event Executive dies while employed by the Company but not at a time when Executive is engaged in Company-related business, the policy shall provide for a death benefit equal to Executive’s salary at the time of death; and in the event Executive dies while on Company-related business, the death benefit will equal two times Executive’s salary at the time of death.

(d)Expenses. The Company will reimburse Executive for reasonable travel, business entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.Termination of Employment.  In addition to any other compensation payable to the Executive pursuant to this Agreement, in the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary and any Target Cash Bonus accrued and unpaid up to the Termination Date, (b) pay for accrued but unused vacation, (c) any Target RSU Bonus accrued and unpaid up to the Termination Date, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which Executive has a vested right (including any right that vests in connection the termination of Executive’s employment), (e) unreimbursed business expenses to which Executive is entitled to reimbursement under the Company’s expense reimbursement policy, and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, as amended, the Company’s Amended and Restated Bylaws, as amended, this Agreement, or Executive’s separate indemnification agreement, as applicable, including any rights Executive may have under directors and officers insurance policies (items (a) through (f), collectively, the “Accrued Obligations”).

7.Severance.

(a)Termination Without Cause or Resignation for Good Reason Unrelated to Change of Control.  If (i) Executive’s employment with the Company is terminated by the Company without Cause (other than (x) as a result of Executive’s death or Disability or (y) under the circumstances described in Section 7(b) below), or (ii) Executive resigns for Good Reason (as

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defined below), then, subject to compliance with the Release Requirement, and provided such termination or resignation constitutes a Separation from Service, Executive will be eligible to receive the following severance benefits, to be paid as soon as practical following the Release Effective Date:

(1)Severance Payment. Continuation of Executive’s Base Salary as in effect immediately before the Termination Date for a period of 12 months, subject to required payroll deductions and tax withholdings and payable in installments according to the Company’s regular payroll schedule beginning after the Release Effective Date. For such purposes, Executive’s Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason;

(2)Accrued Target Cash Bonus.  The full Target Cash Bonus amount for the fiscal year in which the Termination Date occurs, less standard deductions and withholdings, payable in a lump sum as soon as practicable after the Release Effective Date;

(3)Equity Acceleration and Option Exercise Extension.  Upon the Termination Date, (A) all of the outstanding stock options, restricted stock units or other equity awards Executive holds with respect to the Company’s Common Stock shall accelerate and vest such that 100% of such equity awards shall be deemed vested and fully exercisable and (B) each of Executive’s then-outstanding stock options shall remain exercisable until the earlier of (i) 12 months after such Termination Date, and (ii) such stock option’s original expiration date; and

(4)COBRA Premiums. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the Termination Date and ending 12 months after Termination Date (the “COBRA Premium Period”); provided, however, that the Company’s provision of the COBRA Premium benefits will immediately cease if during the COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law  (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Executive’s eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

(b)Termination Without Cause or Resignation for Good Reason During Change of Control Period.  If, at any time during the Change of Control Period, (i) Executive’s

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employment with the Company is terminated by the Company without Cause (other than as a result of Executive’s death or Disability), or (ii) Executive resigns for Good Reason, then, subject to compliance with the Release Requirement, and provided such termination or resignation constitutes a Separation from Service, Executive will be eligible to receive the following severance benefits in lieu of (and not in addition to) the severance benefits described in Section 7(a) above, and provided that Executive satisfies the Release Requirement and remains in compliance with the terms of this Agreement, to be paid as soon as practical following the Release Effective Date:

(1)Change of Control Severance Payment.  Executive shall be eligible for a lump sum cash severance payment, to be made as soon as practicable following the Release Effective Date and subject to required payroll deductions and tax withholdings (the “Change of Control Severance Payment”), in an amount equal to (i) (x) 18 months of Executive’s Base Salary as in effect immediately before the Termination Date, plus (y) an amount equal to 1.5x the Target Cash Bonus for the fiscal year in which the Termination Date occurs, plus (ii) an additional amount, if any, determined in accordance with, and subject to, the criteria set forth below:

Transaction Price	Payment
Below $6.00	•No payment.
$6.00 to $9.00 per share	•A cash payment equal to 125% of the combined dollar value of the Target RSU Bonus and the Target Stock Option Bonus.
$9.01 to $12.00 per share	•A cash payment equal to 150% of the combined dollar value of the Target RSU Bonus and the Target Stock Option Bonus.
Greater than $12.00 per share	•A cash payment equal to 200% of the combined dollar value of the Target RSU Bonus and the Target Stock Option Bonus.

For the avoidance of doubt, the Base Salary used in determining Executive’s Change of Control Severance Payment shall be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.

(2)Change of Control COBRA Premiums.  If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (the “Change of Control COBRA Premiums”) for a period of 18 months following the effective date of the Change of Control (the “Change of Control COBRA Premium Period”); provided, however, that such Change of Control COBRA Premium Period shall be extended to 24 months if the Transaction Price is greater than $10.00; and provided, further, that the Company’s provision of the Change of Control COBRA Premium benefits will immediately cease if during the Change of Control COBRA Premium Period Executive becomes eligible for group

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health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the Change of Control COBRA Premium Period, Executive must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the Change of Control COBRA Premiums without potentially incurring financial costs or penalties under applicable law  (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable Change of Control COBRA Premiums for that month (including the amount of Change of Control COBRA Premiums for Executive’s eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  Executive may, but is not obligated to, use such Special Cash Payments toward the cost of the Change of Control COBRA Premiums; and

(3)Equity Acceleration and Option Exercise Extension. Upon the Termination Date, (A) all of the outstanding stock options, restricted stock units or other equity awards Executive holds with respect to the Company’s Common Stock shall accelerate and vest such that 100% of such equity awards shall be deemed vested and fully exercisable and (B) each of Executive’s then-outstanding stock options shall remain exercisable until the earlier of (i) 12 months after such Termination Date, and (ii) such stock option’s original expiration date.

(c)Termination by Company for Cause, by Executive without Good Reason or Executive’s death or Disability.  If Executive’s employment is terminated by the Company for Cause, by Executive without Good Reason, or due to Executive’s death or Disability, then the Company shall pay the Accrued Obligations.  All further vesting of Executive’s outstanding equity awards will terminate immediately, and Company shall have no further obligations to Executive under this Agreement.

(d)Termination by Mutual Agreement of the Parties. Executive’s employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing, signed by both of the Parties.  Any such termination of employment shall have the consequences specified in such writing.

8.	Covenants; Conditions to Receipt of Severance; Mitigation.

(a)Non-disparagement.  During the Employment Term and for the 12 months thereafter, Executive will not, and will cause Executive’s relatives, agents and representatives to not, knowingly disparage, criticize or otherwise make any derogatory statements regarding the Company, its directors, or its officers, and the Company will not knowingly disparage, criticize or otherwise make any derogatory statements regarding Executive.  The Company’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Vice President or above and members of the Board.  The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.  Payments of severance to Executive, in accordance with Section 7

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above, shall immediately cease, and no further payments shall be made, in the event that Executive breaches the provisions of this Section 8(a).

(b)Release of Claims.  To be eligible for any of the severance benefits provided in Sections 7(a) or 7(b) of this Agreement, Executive must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company (the “Release”) within the applicable deadline set forth therein, but in no event later than 45 calendar days following Executive’s termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”).  Notwithstanding the foregoing, if the period for satisfaction of the Release Requirement begins in one taxable year and ends in another taxable year, then the Release Effective Date shall occur no sooner than the first date of such second taxable year.  No severance benefits pursuant to this Agreement will be paid prior to the Release Effective Date.  Accordingly, if Executive breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Executive’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement.

(c)Mitigation.  Payments of severance to Executive, in accordance with Section 7 above, shall immediately cease, and no further payments shall be made, in the event that Executive materially breaches the PIICA (as defined in Section 11(d) below) (provided, however, that Executive’s right to future payments will be restored, and any omitted payments will be made to Executive promptly, if the Board in its reasonable good faith judgment determines that such breach is curable, and Executive cures the breach to the reasonable satisfaction of the Board within 30 days of having been notified thereof).  Executive agrees to cooperate with the Company and to provide timely notice as to Executive’s activities following a termination without Cause so that the Company may monitor its obligation under this Section 8 and its subsections.

9.Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Cause” means the occurrence of any one or more of the following: (i) Executive’s commission of any felony or any crime involving fraud or dishonesty under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or material act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company (including this Agreement and/or the PIICA); (iv) Executive’s intentional, material violation of any statutory duty owed to the Company that is not cured within 30 days following the issuance of written notice from the Company to the Executive reasonably explaining the basis for the Company’s conclusion that said violation has occurred, provided that notice and opportunity to cure shall not apply where the violation is not reasonably susceptible of cure; (v) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (vi) Executive’s gross misconduct relating to the business affairs of the Company.  Executive’s termination of employment will not be considered to be for Cause unless it is approved by a majority vote of the members of the Board of Directors or an independent committee thereof. It is understood that good faith decisions of

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Executive relating to the conduct of the Company’s business or the Company’s business strategy will not constitute “Cause.”

(b)“Change of Control” means the occurrence of any one or more of the following events:   (i) any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities (other than in connection with a transaction involving the issuance of securities by the Company the principal purpose of which is to raise capital for the Company); (ii) there is consummated a merger, consolidation or similar transaction to which the Company is a party and the stockholders of the Company immediately prior thereto do not own outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity immediately following such merger, consolidation or similar transaction or more than 50% of the combined outstanding voting power of the parent of the surviving entity immediately following such merger, consolidation or similar transaction; or (iii) there is consummated a sale, lease exclusive license or other disposition of all or substantially all of the assets of the Company (and any of its subsidiaries), other than a sale, lease or other disposition of all or substantially all of the assets of the Company (and any of its subsidiaries) to an entity more than 50% of the combined voting power of which is owned immediately following such disposition by the stockholders of the Company immediately prior thereto.  For the avoidance of doubt, a reincorporation of the Company shall not be deemed a Change of Control.

(c)“Change of Control Period” means the time period commencing three months before the effective date of a Change of Control and ending on the date that is 12 months after the effective date of a Change of Control.

(d)“Disability” means Executive’s absence from Executive’s responsibilities with the Company on a full-time basis for 180 calendar days in any consecutive 12-month period as a result of Executive’s mental or physical illness or injury shall mean the inability of Executive to perform Executive’s duties under this Agreement because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force.  In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term Disability shall mean the inability of Executive to perform Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines can be expected to result in death or expected to last for a continuous period of more than four months.  Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement.  The Company shall act upon this Section in compliance with the Family Medical Leave Act (if applicable to the Company), the Americans with Disabilities Act (as amended), and applicable state and local laws.

(e)“Good Reason” for Executive’s resignation from employment with the Company means the occurrence of any of the following events without Executive’s prior written consent: (i) a material breach of this Agreement by the Company; (ii) a material reduction (but not less than 10%) by the Company of Executive’s Base Salary, unless such reduction is part of a reduction

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program applicable generally to other executive employees of the Company; (iii) a material reduction in Executive’s duties, authority or responsibilities, taken as a whole, other than if asked to assume substantially similar duties and responsibilities in a larger entity after a Change of Control (provided, that a change in job position (including a change in title) or reporting line shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties); or (iv) following a Change of Control, an involuntary relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than 50 miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation.  In order for Executive to resign for Good Reason, each of the following requirements must be met: (w) Executive must provide written notice to the Board of Executive’s intent to terminate for Good Reason within 90 days following the first occurrence of the condition(s) that Executive believes constitutes Good Reason, which notice shall describe such condition(s); (x) the Company has not reasonably cured such event within 30 calendar days following receipt of such written notice (the “Cure Period”); and (z) Executive actually resigns from all positions Executive then holds with the Company within the first 15 days after expiration of the Cure Period.

(f)“Separation from Service” has the meaning set forth in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder.

(g)“Termination Date” shall mean the effective date of Executive’s termination of employment with the Company for any reason.

(h)“Transaction Price” shall mean the per share consideration payable for the Company’s Common Stock in connection with a Change of Control.

10.Indemnification.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Articles of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than provided to any other Company executive officer or director.

11.Confidential Information, etc.

(a)Non-Disclosure of Information.  It is understood that the business of the Company is of a confidential nature.  During the period of Executive’s employment with the Company, Executive may receive and/or may secure confidential information concerning the Company or any of the Company’s affiliates which, if known to competitors thereof, would damage the Company or its said affiliates.  Executive agrees that during and after Executive’s employment, Executive will not, directly or indirectly, divulge, disclose or appropriate to Executive’s own use, or to the use of any third party, any secret, proprietary or confidential information or knowledge obtained by him during his employment concerning such confidential matters of the Company or its affiliates, including, but not limited to, information pertaining to contact information, financial information, research, product plans, products, services, customers, markets, developments, processes, designs, drawings, business plans, business strategies or arrangements, or intellectual

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property or trade secrets.  Upon termination of Executive’s employment, Executive shall promptly deliver to the Company all materials of a secret or confidential nature relating to the business of the Company or any of its affiliates that are, directly or indirectly, in the possession or under the control of Executive.  Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)Trade Secrets.  Executive acknowledges and agrees that during Executive’s employment and in the course of the discharge of Executive’s duties, Executive shall have access to and become acquainted with information concerning the operation and processes of the Company, including without limitation, proprietary, technical, financial, personnel, sales and other information that is owned by the Company and regularly used in the operation of the Company’s business, and that such information constitutes the Company’s trade secrets.  Executive specifically agrees that Executive shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during Executive’s employment or at any other time thereafter, except as is required in the course of Executive’s employment hereunder.  Executive acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company’s trade secrets obtained by Executive during the course of Executive’s employment, including information concerning the Company’s current or any future and proposed work, services, or products, the fact that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition.  Executive promises and agrees not to engage in any unfair competition with the Company, either during his employment or at any other time thereafter.  Executive further agrees that all files, records, documents, specifications, and similar items relating to the Company’s business, whether prepared by Executive or others, are and shall remain exclusively the property of the Company and that they shall be removed from the premises of the Company only with the express prior written consent of the Company’s Chief Executive Officer or his designee.

(c)Cooperation.  Executive agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company’s counsel, Executive’s assistance or cooperation is needed.  Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company’s reasonable request and expense in order to fulfill this obligation.

(d)Proprietary Inventions and Assignment Agreement.  As a condition of employment, Executive shall execute and abide by the Company’s standard form of Proprietary Information, Invention and Confidentiality Agreement (the “PIICA”), attached hereto as Exhibit A.

(e)Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and Executive, nothing in this Agreement shall limit Executive’s right to (i) discuss his employment or report possible violations of law or regulation with any federal government agency or similar state or local agency, or (ii) discuss or disclose

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information with others regarding the terms and conditions of his employment or unlawful acts in the Company’s workplace, including but not limited to sexual harassment.

12.Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity, which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

13.Notices.  All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well-established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee
2101 Ken Pratt Blvd

Suite 201

Longmont, CO 80501

If to Executive:

at the last residential address known by the Company

14.Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction or an arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

15.Governing Law.  This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of California without regard to any applicable principles of conflicts of law.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

16.Dispute Resolution; Arbitration Agreement.

(a)Agreement to Arbitrate All Disputes.  To ensure the timely and economical resolution of disputes that may arise between Executive and the Company, both Executive and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the

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fullest extent permitted by applicable law, they will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to:  (i)  the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) Executive’s employment with the Company (including but not limited to all statutory claims); or (iii) the termination of Executive’s employment with the Company (including but not limited to all statutory claims).  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such disputes through a trial by jury or judge or through an administrative proceeding.

(b)Arbitrator Authority.   The Arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Arbitration section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

(c)Individual Capacity Only.  All claims, disputes, or causes of action under this Arbitration section, whether by Executive or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.   The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

(d)Arbitration Process.  Any arbitration proceeding under this Arbitration section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Diego, California under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at  http://www.jamsadr.com/rules-employment-arbitration/).  Executive and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense.  The Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law.

(e)Excluded Claims.  This Arbitration section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and are not preempted by the Federal Arbitration Act (collectively, the “Excluded Claims”).  In the event Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

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(f)Injunctive Relief and Final Orders.  Nothing in this Arbitration section is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

(g)Notwithstanding the foregoing, the Parties shall continue performing their respective obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

17.Integration.  This Agreement, together with its Exhibits, and the standard forms of equity award grants that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and is signed by duly authorized representatives of the parties hereto.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

18.Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19.Survival.  The PIICA and the Company’s and Executive’s responsibilities under Sections 6 (Termination of Employment), 7 (Severance), 8 (Covenants; Conditions of Receipt of Severance; Mitigation), 9 (Definitions), 10 (Indemnification), 11 (Confidential Information), 12 (Assignment), 13 (Notices), 14 (Severability), and 15 (Governing Law), 16 (Dispute Resolution; Arbitration Agreement), 17 (Integration), 18 (Waiver of Breach), 19 (Survival), 20 (Headings), 21 (Tax Withholding), 22 (Acknowledgment), 23 (Internal Revenue Code Section 409A), 24 (Section 280G; Limitations on Payment) will survive the termination of this Agreement.

20.Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21.Tax Withholding.  All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities.  Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement.  Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

22.Acknowledgments; Representations.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.  Executive represents and warrants that, as of the date he is executing this Agreement, he is not aware of any events or actions that have occurred since such date that would give rise to his resignation of employment

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for Good Reason (as defined and set forth below and in the Prior Agreement or any other agreement relating to his employment).  Executive further acknowledges that, by execution of this Agreement, he is no longer entitled to any of the compensation and/or benefits described in the Prior Agreement, including but not limited to the benefits described in Section 8(a) of the Prior Agreement.

23.Internal Revenue Code Section 409A.  It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9) (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified Executive” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Executive’s Separation from Service, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 23 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement.  No interest shall be due on any amounts so deferred.  If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the 60th day following the Separation from Service, regardless of when the Release actually becomes effective.  To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or

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comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

24.Section 280G; Limitations on Payment.

(a)If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)Notwithstanding any provision of Section 24(a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)Unless the Parties agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change of Control transaction shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 24.  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment

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becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d)If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 24(a) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 24(a) above) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 24(a) above, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

25.Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, on the day and year written below.

Company:

S&W SEED COMPANY

By: /s/ Mark W. Wong
Name: Mark Wong

Title:  CEO

Date:

Executive:

/s/  Matthew K. Szot

Matthew K. Szot

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SCHEDULE A

•	SenesTech, Inc.
•	INVO Bioscience, Inc.

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EXHIBIT A

Employee Proprietary Information, Inventions and Confidentiality Agreement

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